UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report):  May 1, 2002

WIND RIVER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware

0-21342

94-2873391

(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

500 Wind River Way, Alameda, California 94501

 (Address of principal executive offices, including zip code)

(510) 748-4100

(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

Item 5.                    Other Events

On May 1, 2002, Wind River Systems, Inc. announced that, based on preliminary data, our revenues and earnings for the first quarter of fiscal 2003 were expected to be lower than the guidance provided entering the quarter.  Specifically, we announced that, based on preliminary data, our first quarter of fiscal 2003 revenues would be expected to be in the range of $64 million to $66 million compared to guidance entering the quarter of $76 million to $80 million.  Additionally, we announced that we expected to report a net loss per share between $0.12 to $0.14 on a pro forma basis for the quarter.  Our prior guidance had expected a net loss of $0.02 to $0.04 per share on a pro forma basis.

We provide pro forma net income (loss) and pro forma net income (loss) per share data as an alternative for understanding our operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principals (“GAAP”) and may be materially different from pro forma measures used by other companies.  We compute pro forma net income (loss) by adjusting GAAP net income (loss) to exclude amortization of goodwill and purchased intangibles and related tax effects as well as assuming that a tax benefit from losses will be realized.  Historically, we have excluded other specific items, such as acquisition costs, restructuring costs and investment write-downs which were not incurred in the first quarter of fiscal 2003.

Subsequently, on May 16, 2002, we announced our first quarter fiscal 2003 operating results for the period ended April 30, 2002. Total revenues for the first quarter of fiscal 2003 were $66.4 million, an 18% sequential decrease from revenues of $80.5 million reported in the fourth quarter of fiscal 2002 and a 40% decrease compared to the first quarter of fiscal year 2002.

In accordance with GAAP, first quarter of fiscal 2003 net loss was $18.0 million, compared to a net loss of $50.0 million in the fourth quarter of fiscal 2002 and a net loss of $24.8 million for the first quarter of fiscal 2002. Loss per share was $0.23 per share, compared to a loss of $0.64 per share in the fourth quarter fiscal 2002 and a loss of $0.32 per share in the first quarter of fiscal 2002.  On February 1, 2002, we adopted the Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and, accordingly, in the three-month period ended April 30, 2002, no amortization of goodwill was recorded.  However, we recorded amortization of goodwill of $28.7 million in the quarter ended April 30, 2001 and $9.6 million in the quarter ended January 31, 2002, which would not have been recorded if SFAS No. 142 had been applicable to those quarters.  If we had not amortized goodwill in the quarter ended April 30, 2001, net income would have been $3.9 million, or $0.05 per basic and diluted share.  If we had not amortized goodwill in the quarter ended January 31, 2002, net loss would have been $40.4 million, or $0.52 per basic and diluted share.

                Pro forma net loss for the first quarter of fiscal 2003 was $9.8 million, or $0.12 per share, as compared with net income of $4.9 million, or $0.06 per diluted share, in the first quarter of fiscal 2002.  As noted above, we provide pro forma results as an alternative for understanding our operating results.  Pro forma results are not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies.  The table below reconciles GAAP results to pro forma results for the periods indicated:

	Three Months Ended April 30,
Reconciliation to pro forma net income (loss) (pro forma adjustments)	2002	2001
Net loss	$(18,048)	$(24,841)
Amortization of goodwill and purchased intangibles	2,123	31,486
Benefit (provision) for income taxes	6,130	(1,741)
Pro forma net income (loss)	$(9,795)	$4,904
Pro forma net income (loss) per share:
Basic	$(0.12)	$0.06
Diluted	$(0.12)	$0.06
Shares used in per share calculation:
Basic	78,767	76,785
Diluted	78,767	79,674

On May 1, 2002, we also announced plans to reduce operating expenses by approximately $4 million to $6 million per quarter through a combination of a work force reduction and other cost-saving initiatives.  Subsequently, on May 16, 2002, we announced further details about our plans to seek to reduce operating expenses up to $6.0 million per quarter, including our expectation that the full impact of these reductions would be realized in the third quarter of fiscal 2003. The reduction in operating expenses is expected to be achieved by a reduction in force as well as the implementation of other cost control measures, such as closure of office facilities, reductions in travel and further elimination of consulting services.  No assurance can be given that these cost control measures will be effective to achieve sufficient cost savings or result in the correct alignment of our resources.  In addition, these measures could adversely affect our ability to realize our current or future business objectives.

                This report contains forward-looking statements, including the amount of the expected quarterly reduction in operating expenses and the nature of the cost-savings initiatives that we expect in future quarters and when the impact is expected to be realized, that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to the continuing slowness in the economy generally, the company’s ability to align our costs with decreased revenue levels, the timely development, acceptance and pricing of new products, the impact of competitive products and pricing, potential slow down in customer sales, the impact of charges for restructuring and other costs and other risk factors detailed in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2002 and other periodic filings with the Securities and Exchange Commission. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Item 7.                                                           Financial Statements, Pro Forma Financial Information and Exhibits

(c)            Exhibits

Number

Description

99.1*	Press Release issued by the Registrant on May 1, 2002 entitled “Wind River Revises First Quarter Outlook”

* Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WIND RIVER SYSTEMS, INC.

Dated: June 6, 2002	By:	/s/ MARLA ANN STARK
Marla Ann Stark
Vice President and General Counsel

EXHIBIT INDEX

Number

Description

99.1*	Press Release issued by the Registrant on May 1, 2002 entitled “Wind River Revises First Quarter Outlook”

* Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2002.